Porter Bancorp, Inc.
Proforma Financial Reconciliation
(dollars in thousands except for share and per share data)

As of and for the Years Ended December 31,

(Dollars in thousands except per share data)	2006	2005	2004	2003
Net Income:
As reported	$14,339	$14,615	$10,887	$8,386
Adjustments
Add-back of minority interests (1)	-	1,314	898	731
Additional taxes (2)	-	(3,963)	(2,186)	(1,780)
Acquisition funding (3)	-	(587)	(587)	(587)
Adjusted net income	$14,339	$11,379	$9,012	$6,750

Period End Shares Outstanding:
As reported and adjusted for stock split	7,622,447	5,868,224	5,868,224	5,868,224
Shares issued in reorganization	-	464,223	464,223	464,223
Adjusted shares outstanding	7,622,447	6,332,447	6,332,447	6,332,447

Balance Sheet Data:

Stockholders’equity
As reported	$108,346	$71,876	$66,221	$62,236
Adjustment for consolidation (4)	-	-	4,328	4,701
Adjustment for effect of net income adjustments	-	(3,236)	(1,875)	(1,636)
Adjusted stockholders’ equity	$108,346	$68,640	$68,674	$65,301

Total Assets
As reported	$1,051,006	$991,481	$887,201	$767,074
Adjustment for cash-out in reorganization	-	(5,313)	(5,313)	(5,313)
Adjustment for net change in intangibles	-	-	8,100	8,100
Adjusted total assets	$1,051,006	$986,168	$889,988	$769,861

Common Share Data:
Basic earnings per share (5)	$2.15	1.80	1.42	1.07
Diluted earnings per share (5)	2.15	1.80	1.42	1.07
Book value per share	14.21	10.84	10.84	10.31
Tangible book value per share	12.45	8.81	8.79	8.32

Selected Performance Ratios (6):
Return on average equity	17.19%	16.57%	13.45%	N/A
Return on average assets	1.44	1.21	1.09	0.91%

(1)	This adjustment reflects the minority interests purchased in our reorganization. The minority interests were reported on an after-tax, C corporation basis.
(2)	This adjustment represents a tax rate of 34% applied to reported pre-tax income less reported income tax expense to reflect the conversion from Subchapter S corporation to C corporation status.
(3)	Acquisition funding includes $9,500,000 in senior notes at an annual 6% interest rate and $5,313,000 in cash at an assumed annual 6% interest rate; net of tax at a 34% tax rate.
(4)
This adjustment represents the equity value of convertible non-voting common stock issued to acquire the minority interest of Ascencia Bancorp at a fair market value of $25.50 per share and the net book value of the minority interests.

(5)
The 40,000 shares of unvested restricted stock granted under our 2006 stock incentive plan that were outstanding as of December 31, 2006 have not been included in computing earnings per share because they are unvested and anti-dilutive.

(6)
Average asset and average equity calculations utilize two-point period averages that reflect the adjustments for the reorganization and the conversion from subchapter S corporation to C corporation status. Ratios for the year ended December 31, 2006 are actual results.